Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Anadarko Petroleum Corporation:

We consent to the use of our report dated September 14, 2012, with respect to the consolidated balance sheets of Western Gas Equity Partners, LP and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas

December 6, 2012